Exhibit 23.1
[KPMG Letterhead]
Consent of Independent Registered Public Accounting Firm
The Board of Directors
China GrenTech Corporation Limited:
We consent to the use of our reports dated June 30, 2010, with respect to the consolidated balance sheets of China GrenTech Corporation Limited and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 20-F of China GrenTech Corporation Limited, incorporated herein by reference.
Our report dated June 30, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that China GrenTech Corporation Limited did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria, and contains an explanatory paragraph that states a material weakness related to insufficient competent accounting personnel in applying U.S. generally accepted accounting principles in the financial reporting process has been identified and this material weakness was included in management’s assessment.
/s/ KPMG
Hong Kong, China
November 29, 2010